UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MICROTEK MEDICAL HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MICROTEK MEDICAL HOLDINGS, INC.

13000 Deerfield Parkway

Suite 300

Alpharetta, Georgia 30004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 18, 2006

To the Shareholders:

The Annual Meeting of Shareholders of Microtek Medical Holdings, Inc. (the “Company”) will be held at the Company’s offices located at 13000 Deerfield Parkway, Suite 300, Alpharetta, GA 30004, on Thursday, May 18, 2006 at 2:00 p.m. for the following purposes, all as set forth in the attached Proxy Statement:

1. To elect seven directors to serve for one-year terms expiring at the annual meeting in 2007 and until their successors are elected and qualified. The Board of Directors’ nominees are named in the attached Proxy Statement.

2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Only shareholders of record on the books of the Company at the close of business on March 31, 2006, are entitled to receive notice of and to vote at the meeting.

Shareholders are cordially invited to attend the meeting in person. However, whether or not you expect to attend, we urge you to read the accompanying Proxy Statement and then complete, sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope. It is important that your shares be represented at the meeting, and your promptness will assist us to prepare for the meeting and to avoid the cost of a follow-up mailing. If you receive more than one proxy card because you own shares registered in different names or at different addresses, each proxy card should be completed and returned.

Sincerely,

Dan R. Lee
President and Chief Executive Officer

Alpharetta, Georgia

April 18, 2006

MICROTEK MEDICAL HOLDINGS, INC.

13000 Deerfield Parkway

Suite 300

Alpharetta, Georgia 30004

PROXY STATEMENT

for

Annual Meeting of Shareholders To Be Held May 18, 2006

GENERAL INFORMATION

This Proxy Statement is furnished to shareholders of Microtek Medical Holdings, Inc., a Georgia corporation (the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or “Board”) of proxies for use at the Annual Meeting of Shareholders (the “Meeting”) scheduled to be held on Thursday, May 18, 2006, at 2:00 p.m., Atlanta time, at the Company’s offices located at 13000 Deerfield Parkway, Suite 300, Alpharetta, GA 30004, and at any and all adjournments or postponements thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about April 18, 2006.

At the Meeting, shareholders of the Company will vote upon: (1) the election of seven directors and (2) such other business as may properly come before the Meeting and any and all adjournments thereof.

Voting Rights and Votes Required

The close of business on March 31, 2006, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of the close of business on such date, the Company had outstanding and entitled to vote 43,692,981 shares of Common Stock, $.001 par value per share (“Common Stock”).

A majority of the outstanding shares of Common Stock on the record date must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business. The record holder of each share of Common Stock entitled to vote at the Meeting will have one vote for each share so held. Abstentions will be treated as Common Stock present and entitled to vote for purposes of determining the presence of a quorum.

Directors are elected by a plurality of the votes cast. Shareholders may not cumulate their votes. The seven candidates receiving the highest number of votes will be elected. In tabulating the votes, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the vote for the election of directors.

Voting of Proxies

Shares represented by all properly executed proxies will be voted at the Meeting in accordance with the instructions specified thereon. If no instructions are specified, the shares represented by any properly executed proxy will be voted FOR the election of the nominees listed below under “Election of Directors.”

The Board of Directors is not aware of any matter that will come before the Meeting other than as described above. However, if any such other matter is duly presented, in the absence of instructions to the contrary, such proxies will be voted in accordance with the judgment of the proxy holders with respect to such matter properly coming before the Meeting. There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Revocation of Proxies

Any proxy given pursuant to this solicitation may be revoked by a shareholder at any time before it is exercised. Any proxy may be revoked by a written notice of revocation, by a valid proxy bearing a later date delivered to the Company or by attending the Meeting and voting in person.

Solicitation of Proxies

The expenses of this solicitation will be paid by the Company. To the extent necessary to ensure sufficient representation at the Meeting, proxies may be solicited by any appropriate means by officers, directors and regular employees of the Company, who will receive no additional compensation therefor. The Company will pay persons holding shares in their names or in the names of their nominees, but not owning such stock beneficially (such as brokerage houses, banks and other fiduciaries), for the expense of forwarding soliciting material to their principals.

PROPOSAL 1: ELECTION OF DIRECTORS

Proxies will be voted with respect to the election of the following seven nominees as directors to serve until the 2007 Annual Meeting of Shareholders or until their successors are elected and qualified. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable for service if elected, but if any are unavailable, proxies will be voted for such substitute as the Board may designate. This Board has determined that each of the incumbent directors named below, other than Messrs. Lee and McGrevin, is an independent director within the meaning of NASD Rule 4200(a)(15).

Name	Age	Director Since
Dan R. Lee	58	1996
Kenneth F. Davis	54	1996
Michael E. Glasscock, III	72	2002
Rosdon Hendrix	66	1994
Gene R. McGrevin	63	1997
Marc R. Sarni	47	2005
Ronald L. Smorada	58	1999

Dan R. Lee was appointed Chairman of the Board of Directors effective July 1, 2002, and was appointed to serve as President and Chief Executive Officer of the Company in December 2000. He became an executive officer of the Company following the conclusion of the acquisition of Microtek Medical, Inc. in 1996, and became a director of the Company in December 1996. Prior to accepting such positions with the Company, Mr. Lee had served as the Vice President and Chief Operating and Financial Officer of Microtek Medical, Inc. since 1987. Previous to that time, he was engaged in the public accounting practice, including more than five years with KPMG LLP. Mr. Lee serves on the Board of NBC Capital Corp., a bank holding company traded on the American Stock Exchange.

Kenneth F. Davis was appointed a director of the Company in January 1996. Dr. Davis was a practicing surgeon on the staff of the Harbin Clinic and Redmond Regional Medical Center in Rome, Georgia from 1986 to 2000. Dr. Davis now serves as the Chief Executive Officer and President of the Harbin Clinic, the largest multi-specialty clinic in Georgia. In addition, Dr. Davis serves on the Board of Heritage First Bank, Adams Product Management, Hydro Dynamics, Inc. and the Georgia Land Trust. He also serves on the Board of Visitors for Berry College.

Michael E. Glasscock, III was appointed a director of the Company in December 2002. Dr. Glasscock, a physician, practiced otology and neurotology for 35 years and retired from the active practice of medicine in 1997. From 1997 to 1998, Dr. Glasscock served as Chairman of St. Cloud Medical, a physician practice management company, from 1998 to 2001 he served as Chairman of TrueSound, Inc., a hearing aid dispensing company, and since 2001 he has served as Chairman of Tympany, a start-up company that has developed an automated hearing test. Dr. Glasscock has published in excess of 250 scientific articles and founded the American Journal of Otology and the E.A.R. Foundation, was the past president of the American Otologic Society, and has been an active entrepreneur with several medical related companies.

Rosdon Hendrix was appointed a director of the Company in December 1994. Until he retired in June 1992, Mr. Hendrix served for approximately 30 years in various financial positions for General Motors Corporation, including serving as Resident Comptroller from 1975 until his retirement. Since June 1992, Mr. Hendrix has engaged in efficiency consulting studies and other consulting services with various governmental authorities and businesses. In addition, since June 1997, Mr. Hendrix has performed information technology consulting services for Lockheed Martin. On December 1, 2003, Lockheed Martin’s commercial division was acquired by Affiliated Computer Services, Inc. (ACS), and Mr. Hendrix has been retained by ACS as a consultant.

Gene R. McGrevin was appointed Chairman of the Board of Directors and acting President of the Company in April 1997, and currently serves as a director of the Company. Mr. McGrevin served as chairman of P.E.T.Net Pharmaceutical Services, LLC, a manufacturer and distributor of radiopharmaceuticals, from May 1997 until January 2001. Mr. McGrevin previously served as Vice Chairman and Chief Executive Officer of Syncor International Corp., a public company in the nuclear medicine industry, with which Mr. McGrevin was associated since 1989. Prior to managing Syncor, Mr. McGrevin served in executive positions with various healthcare businesses including President of the Healthcare Products Group of Kimberly-Clark Corporation, founder and President of a consulting firm specializing in the healthcare industry and an executive officer of VHA Enterprises, Inc. Mr. McGrevin is currently chairman of the executive committee of Hydro Dynamics, Inc. and serves as chairman of the Board of Real Time Medical Data, LLC. Mr. McGrevin also serves on the Board of AtriCure, Inc.

Marc R. Sarni was elected a director of the Company in May 2005. Mr. Sarni is a Principal at Cornerstone Investment LLC, a group engaged in the investment, development and property management of residential and commercial real estate. Mr. Sarni worked as an investment banker at A.G. Edwards and Sons, Inc. for 17 years, and from 1997 until 2003, was the Managing Director responsible for establishing and managing the Healthcare Industry Group within the corporate finance department’s Emerging Growth Sector. The Healthcare Industry Group of A.G. Edwards focused primarily on emerging growth medical technology, biotechnology, specialty pharmaceutical and healthcare services companies. Prior to joining A.G. Edwards, Mr. Sarni spent three years working as a Certified Public Accountant at PriceWaterhouse (now PricewaterhouseCoopers LLP). Mr. Sarni currently serves as a member of the Board of Managers for Ascension Health Ventures, the strategic health venture-investing subsidiary of Ascension Health, the nation’s largest Catholic and not-for-profit healthcare system. Mr. Sarni serves on the Boards of Hollis-Eden Pharmaceuticals, Inc. and Young Innovations, Inc.

Ronald L. Smorada was elected a director of the Company in May 1999. Dr. Smorada has long been an active participant in the global nonwovens industry. From 1995 to 1999, Dr. Smorada held senior management positions at Reemay, Fiberweb and BBA US Holdings, the latter being the parent of the former two with nonwoven sales in excess of $800 million. During this time, he worked in the development, acquisition and integration of new and existing businesses, both domestic and international. Since 2000, Dr. Smorada has been involved with establishing new businesses which develop novel nonwoven materials for entirely new uses. His major focus is the application and conversion of science and technical concepts into meaningful businesses.

CORPORATE GOVERNANCE

Information Regarding the Board of Directors and Its Committees

The Board of Directors maintains standing Nominating, Audit and Compensation Committees.

Nominating Committee.    The Board formed a Nominating Committee in 2004. The directors on the Nominating Committee currently consist of Michael E. Glasscock, III, Kenneth F. Davis, and Rosdon Hendrix, each of whom is an “independent director” as defined by the Nasdaq Stock Market. The Nominating Committee assists the Board in establishing qualification criteria for the Company’s non-employee directors, identifying and evaluating candidates for nomination to the shareholders for election to the Board of Directors, and developing and recommending to the Board corporate governance guidelines and procedures applicable to the Company. A copy of the Nominating Committee’s charter is included on the Company’s web site at www.microtekmed.com.

The Nominating Committee has established the following general qualifications criteria for the Company’s directors:

•	At least a majority of the directors shall be independent;

•	Each director must be an individual of the highest character and integrity, with an inquiring mind, vision, a willingness to ask hard questions and the ability to work well with others;

•	Each director must be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member; and

•	Each director must have the capacity and desire to represent the balanced, best interests of the shareholders as a whole and not primarily a special interest group or constituency.

In addition, the Nominating Committee from time to time establishes and modifies specific criteria desirable to be represented on the Board including knowledge and experience in business strategy, leadership, industry experience, finance and audit, and other skills beneficial to the business objectives of the Company.

The Board is responsible for selecting director nominees on behalf of the Company, with the assistance of the Nominating Committee. The Nominating Committee will consider nominees for directors properly proposed by shareholders. Any shareholder who desires to propose a candidate for consideration by the Nominating Committee should submit a written proposal which includes at a minimum the nominee’s name and qualifications for Board membership. These proposals should be addressed to:

Corporate Secretary

Microtek Medical Holdings, Inc.

13000 Deerfield Parkway

Suite 300

Alpharetta, Georgia 30004

In addition, the Company permits shareholders who comply with the procedures set forth in the Company’s bylaws to nominate directors for consideration at an annual shareholders meeting. The Company’s bylaws provide that shareholders intending to nominate candidates for election as directors at an annual meeting of shareholders must give notice in writing to the Company’s secretary not less than 90 and no more than 120 days prior to the first anniversary of the date the Company mailed its proxy materials for the preceding year’s annual meeting. That notice is required to set forth (1) as to each nominee, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A of the Securities and Exchange Act of 1934, and the nominee’s written consent to serve as a director if elected, and (2) as to the shareholder making a nomination and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such shareholder and beneficial owner, the number of shares that are owned beneficially and of record by such shareholder and beneficial owner and whether such shareholder or beneficial owner has delivered or intends to deliver a proxy statement and form of proxy to holders of a sufficient number of the Company’s voting shares to elect such nominee or nominees. Shareholders desiring to use the procedures of the Company’s bylaws to nominate candidates for election as directors should review Section 2.13 of the Company’s bylaws.

The Nominating Committee may from time to time use a variety of methods for identifying and evaluating nominees for director. The Company’s Nominating Committee assesses the appropriate size of the Board, expected vacancies on the Board and the availability of desirable candidates for appointment to the Board. Candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms, shareholders and other persons. The Nominating Committee met two times during 2005.

Audit Committee.    The Audit Committee, which consists of Rosdon Hendrix, Kenneth F. Davis and Marc R. Sarni, serves as an independent and objective party to, among other things, review the Company’s financial statements and annual report, review and appraise the audit efforts of the Company’s auditors and pre-approve permissible services to be performed for the Company by its auditors, and is responsible for the appointment, compensation and oversight of the work of the independent public accountants which audit the Company’s financial statements. The primary function of the Audit Committee involves oversight functions to support the quality and integrity of the Company’s accounting and financial reporting processes generally. It should be noted, however, that the members of the Committee are not necessarily experts in the fields of auditing and accounting and do not provide special assurances on such matters. The Audit Committee met seven times during 2005. The Board of Directors has determined that Rosdon Hendrix and Marc R. Sarni are each an “audit committee financial expert” as that term is defined by applicable rules of the Securities and Exchange Commission. The report of the Audit Committee appears below in this Proxy Statement.

Compensation Committee.    The Compensation Committee, consisting of Rosdon Hendrix and Kenneth F. Davis, sets the compensation of executive officers and administers the Company’s incentive plans, including the Company’s Stock Option Plan and Employee Stock Purchase Plan. The Compensation Committee’s report on executive compensation appears below in this Proxy Statement. The Compensation Committee met four times during 2005.

Meetings and Attendance.    The Board of Directors held seven meetings during 2005. Each incumbent director attended at least 75 percent of the aggregate of the meetings of the Board of Directors and of the committees of which he was a member. The Company strongly encourages each Board member to attend the Company’s annual meeting of shareholders. All Board members attended the 2005 annual meeting of shareholders.

Communications to the Board

The Board of Directors requests that any shareholders who desire to send communications to the Board mail those communications to:

Vice President of Legal Affairs

Microtek Medical Holdings, Inc.

512 Lehmberg Road

Columbus, Mississippi 39702

All mail addressed in this manner will be delivered to the chair or chairs of the committees with responsibilities touching most directly on the matters addressed in the communication.

Code of Conduct

All employees and directors of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and principal accounting officer or controller, are required to comply with the Microtek

Medical Holdings, Inc. Code of Conduct. This Code is available on the Company’s web site at www.microtekmed.com. The Company will disclose on its web site any amendments to or waivers from provisions of the Code as required by the rules of the Securities and Exchange Commission. The Board of Directors has also established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Complaints regarding these matters will be reviewed under Audit Committee direction and oversight.

Report of the Audit Committee

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (the “Commission”) or subject to Regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

The Board of Directors maintains an Audit Committee comprised of three of the Company’s outside directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition as currently in effect, including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200(a)(15) and Rule 10A-3(b)(1) of the Exchange Act. The Board has adopted a written Charter of the Audit Committee.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the financial statements with United States generally accepted accounting principles. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 with management and the independent auditors, including without limitation, a discussion with the independent auditors of the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors the written disclosures required by the Independence Standards Board Standard No. 1 and discussed with the independent auditors their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with Securities and Exchange Commission.

AUDIT COMMITTEE

Rosdon Hendrix

Kenneth F. Davis

Marc R. Sarni

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules issued thereunder, the Company’s executive officers and directors and any persons holding more than ten percent of the Company’s common stock are required to file with the Securities and Exchange Commission and The Nasdaq Stock Market

reports of their initial ownership of the Company’s common stock and any changes in ownership of such common stock. Specific due dates have been established and the Company is required to disclose in its Annual Report on Form 10-K and Proxy Statement any failure to file such reports by these dates. Copies of such reports are required to be furnished to the Company. Based solely on its review of the copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that, during 2005, all of its executive officers, directors and persons owning more than 10% of its common stock complied with the Section 16(a) requirements, except that each of the nonemployee directors and the Chief Executive Officer of the Company amended their respective timely filed reports of awards of stock options to correct an error in the exercise price of the stock options included on those reports.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth, as of March 31, 2006, certain information regarding the beneficial ownership of common stock by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock, (ii) each director and Named Executive Officer identified under “Executive Compensation” below, and (iii) all directors and executive officers as a group:

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Beneficially Owned
Dan R. Lee(1)	974,084	2.23%
Roger G. Wilson(2)	549,974	1.26%
Mark Alvarez(3)	35,597	*
Kenneth F. Davis(4)	88,243	*
Michael E. Glasscock, III(5)	50,000	*
Rosdon Hendrix(6)	180,000	*
Gene R. McGrevin(7)	220,000	*
Marc R. Sarni(8)	25,000	*
Ronald L. Smorada(9)	39,500	*
Rutabaga Capital Management(10)	4,017,740	9.20%
Dimensional Fund Advisors Inc.(11)	3,117,930	7.14%
All directors and executive officers as a group (9 persons)(12)	2,162,398	4.95%

*	Represents less than 1% of the common stock
(1)	Includes options to acquire 885,081 shares exercisable within 60 days.
(2)	Includes options to acquire 476,250 shares exercisable within 60 days.
(3)	Includes options to acquire 35,000 shares exercisable within 60 days.
(4)	Includes options to acquire 45,000 shares exercisable within 60 days.
(5)	Includes options to acquire 50,000 shares exercisable within 60 days.
(6)	Includes options to acquire 125,000 shares exercisable within 60 days.
(7)	Includes options to acquire 35,000 shares exercisable within 60 days.
(8)	Includes options to acquire 25,000 shares exercisable within 60 days.
(9)	Includes options to acquire 25,000 shares exercisable within 60 days.
(10)	As reported by Rutabaga Capital Management in a Statement on Form 13G filed with the Securities and Exchange Commission. Rutabaga Capital Management’s address is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109.
(11)	As reported by Dimensional Fund Advisors Inc. in a Statement on Form 13G filed with the Securities and Exchange Commission. Dimensional Fund Advisors Inc.’s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(12)	Includes options to acquire 1,701,331 shares exercisable within 60 days.

EXECUTIVE COMPENSATION

Compensation Tables

The following table sets forth the cash and non-cash compensation paid by the Company to the Company’s chief executive officer and each of the other persons who served as an executive officer of the Company during all or a portion of 2005 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation Awards Options (#)	All Other Compensation
		Salary		Bonus
Dan R. Lee Chairman, President and Chief Executive Officer	2005 2004 2003	$ $ $	343,345 311,538 296,154	$ $ $	— 170,000 225,000	100,000 200,000 200,000	$ $ $	30,494 24,725 24,340	(1) (2) (3)

Roger G. Wilson Chief Financial Officer, Treasurer and Secretary	2005 2004 2003	$ $ $	181,518 165,750 161,154	$ $ $	— 54,000 75,000	— 150,000 150,000	$ $ $	24,396 12,919 12,704	(4) (5) (6)

Mark J. Alvarez Chief Operating Officer	2005		$86,620		$10,000	35,000		$3,145	(7)

Barbara J. Osborne Former Executive Vice President, Sales and Marketing	2005 2004	$ $	53,042 90,866		— —	— 25,000	$ $	182,618 4,645	(8) (9)

(1)	This amount represents $18,000 in contributions to a 401(k) plan, $2,036 for a $250,000 term life insurance policy, $258 for a $100,000 term life insurance policy, and a $10,200 automobile allowance. This amount does not include $20,079 in payments made to or on behalf of Mr. Lee during 2005 pursuant to the Company’s non-discriminatory relocation plan.
(2)	This amount represents $12,231 in contributions to a 401(k) plan, $2,036 for a $250,000 term life insurance policy, $258 for a $100,000 term life insurance policy and a $10,200 automobile allowance. This amount does not include $1,839 in payments made to or on behalf of Mr. Lee during 2004 pursuant to the Company’s non-discriminatory relocation plan.
(3)	This amount represents $11,846 in contributions to a 401(k) plan, $2,036 for a $250,000 term life insurance policy, $258 for a $100,000 term life insurance policy, and a $10,200 automobile allowance.
(4)	This amount represents $18,000 in contributions to a 401(k) plan and $396 for a $100,000 term life insurance policy, and a $6,000 automobile allowance.
(5)	This amount represents $6,523 in contributions to a 401(k) plan and $396 for a $100,000 term life insurance policy, and a $6,000 automobile allowance. This amount does not include $45,856 in payments made to or on behalf of Mr. Wilson during 2004 pursuant to the Company’s relocation plan.
(6)	This amount represents $6,446 in contributions to a 401(k) plan, $258 for a $100,000 term life insurance policy, and a $6,000 automobile allowance.
(7)	This amount represents $3,115 in contributions to a 401(k) plan and $30 for a $100,000 term life insurance policy.
(8)	This amount represents $179,156 in severance benefits made pursuant to a separation and release agreement between Ms. Osborne and the Company, $1,952 in contributions to a 401(k) plan, $10 for a $100,000 term life insurance policy, and a $1,500 automobile allowance.
(9)	This amount represents $1,615 in contributions to a 401(k) plan, $30 for a $100,000 term life insurance policy, and a $3,000 automobile allowance.

Employment Arrangements

Messrs. Lee and Wilson are each a party to a three-year employment agreement with the Company which commenced on October 20, 2002, and renewed for an additional three year term on October 20, 2005. These employment agreements automatically renew for successive three year terms unless advance notice of non-renewal is given by either party. Pursuant to each such respective employment agreement, Mr. Lee will serve as President and Chief Executive Officer of the Company and Mr. Wilson will serve as Chief Financial Officer of the Company. Each employment agreement specifies a minimum salary and benefits payable during the term of the employment agreement, and contains restrictive covenants including covenants relating to the protection of confidential information and restricting competition against the Company. Each employment agreement is terminable by the Company or the employee with or without cause. In the event of a termination of the employment agreement by the Company without cause, or by the employee for good reason (as the terms “cause” and “good reason” are defined), the employee will generally be entitled to severance equal to the employee’s salary and annual performance bonus for the unexpired portion of the remaining term of the employment agreement and continued welfare benefits (such as health insurance) for the unexpired term of the employment agreement. In the event of any termination of the employee’s employment following a change of control (as defined) of the Company, other than a termination of employment as a result of death or disability or cause, the Company is obligated to pay the employee an amount equal to three times the largest of the employee’s annual salary and annual performance bonus over the current or the prior two years plus certain other amounts primarily involving the continuation of welfare benefits following the date of such termination of employment. In the event that any of these payments to the employee will result in excise taxes imposed under the Internal Revenue Code, then the payments to the employee will be increased by an amount (i.e., a tax gross-up payment) sufficient to pay all of the employee’s excise taxes on such payments and any income, excise or other taxes on the gross-up payment to the employee.

The Company hired Mark J. Alvarez as the Chief Operating Officer of the Company effective August 1, 2005. In connection with the foregoing, the Company and Mr. Alvarez entered into an Employment Agreement effective as of August 1, 2005. The Employment Agreement has a term of 38 months, specifies a minimum annual base salary, and contains restrictive covenants including covenants relating to the protection of confidential information and restricting competition against the Company. Mr. Alvarez was also granted a one time signing bonus of $10,000. Mr. Alvarez is also eligible for a bonus up to 50% of his annual base salary subject to the terms and conditions of the Annual Executive Performance Bonus Plan. The Employment Agreement is terminable by the Company or the employee with or without cause. In the event of the termination of the Employment Agreement by the Company without cause (as the term “cause” is defined in the Employment Agreement), Mr. Alvarez is generally entitled to severance equal to one year’s salary and the Company will maintain in full force and effect at the Company’s expense for the continued benefit of the employee and his dependents until the first anniversary of the date of such termination of employment (or, if earlier, upon the commencement date of equivalent benefits from a new employer) the Company’s health and dental insurance benefits. In the event of any termination of the employee’s employment within six months following a change of control (as defined) of the Company, other than a termination of employment as a result of death or disability or cause, the employee is entitled to the same benefits as payable in the event of a termination of employment by the Company without cause.

On March 3, 2005, the Company and Barbara J. Osborne, the former Executive Vice President of Sales and Marketing of the Company, agreed to terminate the latter’s employment with the Company effective immediately, and the Company and Ms. Osborne subsequently entered into a separation and release agreement (the “Severance Agreement”) pursuant to the terms of Ms. Osborne’s Employment Agreement with the Company. The Severance Agreement provided Ms. Osborne with a severance payment of $179,156 and the Company agreed to maintain in full force and effect at the cost of the Company for the continued benefit of Ms. Osborne and her dependents until the first anniversary of the date of termination of employment (or, if earlier, upon the commencement date of equivalent benefits from a new employer) the Company’s health and dental insurance benefits.

The Company maintains an Annual Executive Performance Bonus Plan for the Company’s executive personnel. Under this Plan, executive personnel are eligible for bonuses of 50 percent to 75 percent of their total base salary if the Company’s financial performance meets or exceeds specified quarterly and annual financial objectives. The Company maintains a similar bonus plan for its non-executive salaried personnel. If the Company’s actual performance exceeds or is less than the target goals for the year (subject to specified minimum performance criteria and maximum bonus potential), the bonus payments may exceed or be less than the stated bonus potential.

The Company maintains a Long-Term Performance Bonus Plan which provides for the award of restricted stock under the Company’s previously adopted 1999 Long-Term Incentive Plan beginning in 2007 subject to satisfaction of various determination criteria based on the Company’s annual operating results. These criteria include requirements that (1) net revenues of the Company for the preceding year must increase over net revenues of the Company for the prior year, (2) the Company’s market capitalization at the end of the preceding year must equal or exceed a specified benchmark market capitalization at the end of such year, and (3) the rate of increase in Company’s EBITDA for the preceding year must exceed a specified base growth rate in the Company’s EBITDA. If all of these determination criteria are satisfied, then a bonus pool from which bonuses may be paid is calculated for such year equal to a specified percentage of that portion of the Company’s EBITDA for the preceding year which exceeds a specified increased amount of the Company’s EBITDA over prior years. The Compensation Committee may from time to time designate participation levels for eligible participants in the Plan pursuant to award agreements set forth in the Plan. The amount of bonuses under the Plan are based upon each Participant’s allocated percentage multiplied by the amount of the bonus pool available for any particular year. Payments of bonuses are to be made in the form of restricted stock awards under the Company’s 1999 Long-Term Incentive Plan, as amended, as previously approved by the Company’s shareholders. These restricted stock awards vest in 25% increments on each anniversary date of the restricted stock award over four years provided that the recipient’s employment has not previously been terminated.

The Company maintains a Sale of Business Bonus Program which is designed to increase the value of the Company to the Company’s shareholders in the event of a change of control of the Company. The Sale of Business Bonus Program establishes a bonus pool determined as a percentage of appreciation in the price of the Company’s common stock from a pre-established base amount (which is currently $1.90 per share) to the price of a share of the Company’s common stock at which the event constituting a change of control (as defined) of the Company occurs. As currently adopted, the bonus pool uses the following levels of share appreciation and percentage participation in such share appreciation to fund the bonus pool:

Share Appreciation	Market Capitalization (Share Appreciation multiplied by 42M*)	Bonus Percentage	Bonus Pool
$ 0.00 to $ 1.90	$80,598,000.00	0.00%	$0.00
$ 1.90 to $ 5.00	$130,200,000.00	3.00%	$3,906,000.00
$ 5.00 to $10.00	$210,000,000.00	3.50%	$7,350,000.00
$10.00 to $11.00	$42,000,000.00	4.00%	$1,680,000.00

Total Bonus Pool			$12,936,000.00

*	The market capitalization column assumes 42 million shares outstanding for purposes of illustration.

The bonus pool under the Long-Term Performance Bonus Plan and Sale of Business Bonus Program may be allocated among employees of the Company as from time-to-time determined by the Compensation Committee of the Board of Directors, and these bonus programs may be modified from time-to-time as determined by the Board of Directors.

Employee Benefit Plans

1992 Stock Option Plan.    In April 1992, the Board of Directors and shareholders of the Company adopted a Stock Option Plan (the “1992 Stock Option Plan”). The 1992 Stock Option Plan provided for the issuance of options to purchase up to 4,800,000 shares of common stock (subject to appropriate adjustments in the event of stock splits, stock dividends and similar dilutive events). Options were granted under the 1992 Stock Option Plan to employees, officers or directors of, and consultants and advisors to, the Company who, in the opinion of the Compensation Committee, were in a position to contribute materially to the Company’s continued growth and development and to its long-term financial success. The 1992 Stock Option Plan was administered by a committee appointed by the Board of Directors. The Compensation Committee was designated by the Board of Directors as the committee to administer the 1992 Stock Option Plan. The purposes of the 1992 Stock Option Plan were to ensure the retention of existing executive personnel, key employees and consultants of the Company, to attract and retain new executive personnel, key employees and consultants and to provide additional incentives by permitting such individuals to participate in the ownership of the Company. The 1992 Stock Option Plan terminated on April 27, 2002.

Options granted to employees were either incentive stock options (as defined in the Code) or nonqualified stock options. The exercise price of the options were determined by the Board of Directors or the committee at the time of grant, provided that the exercise price was not less than the fair market value of the Company’s common stock on the date of grant as determined in accordance with the limitations set forth in the Code. The terms of each option and the period over which it vested were determined by the committee, although no option could be exercised more than ten years after the date of grant and all options were to become exercisable upon certain events defined to constitute a change of control. To the extent that the aggregate fair market value, as of the date of grant, of shares with respect to which incentive stock options became exercisable for the first time by an optionee during the calendar year exceeded $100,000, the portion of such option in excess of the $100,000 limitation was be treated as a nonqualified stock option. In addition, if an optionee owned more than 10% of the total voting power of all classes of the Company’s stock at the time the individual was granted an incentive stock option, the purchase price per share could not be less than 110% of the fair market value on the date of grant and the term of the incentive stock option could not exceed five years from the date of grant. Upon the exercise of an option, payment may be made by cash, check or, if provided in the option agreement, by delivery of shares of the Company’s common stock having a fair market value equal to the exercise price of the options, or any other means that the Board or the committee determines. Options are non-transferable during the life of the option holder. The 1992 Stock Option Plan also permitted the grant of alternate rights defined as the right to receive an amount of cash or shares of common stock having an aggregate fair market value equal to the appreciation in the fair market value of a stated number of shares of common stock from the grant date to the date of exercise. No alternate rights were granted under the 1992 Stock Option Plan.

As of April 1, 2006, options to purchase 835,556 shares of common stock were outstanding under the 1992 Stock Option Plan. The expiration of the 1992 Stock Option Plan, which occurred on April 27, 2002, does not affect options outstanding under that Plan.

1999 Stock Option Plan.    In March 1999, the Board approved and in May 1999 the Company’s shareholders ratified, the adoption of the Company’s 1999 Long-Term Incentive Plan (the “1999 Stock Option Plan”). As amended to date, the 1999 Stock Option Plan currently provides for the issuance of options and other stock awards to acquire shares of common stock up to a maximum of 5,345,000 shares (subject to appropriate adjustment in the event of stock splits, stock dividends and other similar dilutive events). Options and other stock awards may be granted under the 1999 Stock Option Plan to employees of the Company and certain subsidiaries and affiliated businesses, and to directors, consultants and other persons providing key services to the Company.

The Compensation Committee of the Board of Directors determines the terms and conditions of options granted under the 1999 Stock Option Plan, including the exercise price, which generally may not be less than the fair market value of the Company’s common stock on the date of grant. Awards under the 1999 Stock Option

Plan may be settled through cash payments, the delivery of shares of common stock, or a combination thereof as the Committee shall determine. Stock options awarded under the 1999 Stock Option Plan which are intended to be incentive stock options are subject to the same restrictions described above with respect to the 1992 Stock Option Plan.

The 1999 Stock Option Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) increasing the number of shares that may be issued under the 1999 Stock Option Plan (except for certain adjustments provided for under the 1999 Stock Option Plan), or (b) amending the 1999 Stock Option Plan provisions regarding the limitations on the exercise price. In the event of a change of control (as defined generally to include the acquisition by an individual, entity or group of more than 15% of the outstanding common stock of the Company, a merger or consolidation of the Company or a sale by the Company of all or substantially all of the Company’s assets), any award granted under the 1999 Stock Option Plan shall become exercisable except to the extent (a) the award otherwise provides or (b) the exerciseability of such award will result in an “excess parachute payment” within the meaning of the Code. The 1999 Stock Option Plan is unlimited in duration and, in the event of 1999 Stock Option Plan termination, shall remain in effect as long as any awards under it are outstanding, except no incentive stock options may be granted under the 1999 Stock Option Plan on a date that is more than ten years from the date the 1999 Stock Option Plan is approved by shareholders. Each option expires on the date established by the Compensation Committee at the time of the grant, except the expiration cannot be later than the earliest of ten years from the date on which the option was granted, if the participant’s date of termination occurs for reasons other than retirement or early retirement, the one year anniversary of such date of termination, or if the participant’s date of termination occurs by reason of retirement or early retirement, the three year anniversary of such date of termination.

On December 20, 2005, the Compensation Committee of the Board of Directors resolved to accelerate the vesting of all unvested stock options previously awarded to the Company’s employees. As a result of this action, options to purchase approximately 950,000 shares of the Company’s common stock at exercise prices ranging from $1.90 to $4.72 per share and having a weighted average exercise price of $3.96 became exercisable immediately. Included in the options accelerated by this action were 35,000 options held by Mark J. Alvarez, the Company’s Chief Operating Officer. None of the Company’s other executive officers or its non-employee directors were affected by this action. The exercise prices and number of shares subject to the accelerated options remain unchanged. The decision to accelerate the vesting of these stock options was made to eliminate future non-cash compensation expense that would otherwise be recorded in the Company’s statement of operations in future periods upon adoption of Statement of Financial Accounting Standard No. 123R, “Share-Based Payment” (“SFAS No. 123R”) on January 1, 2006. Upon adoption, SFAS No. 123R requires that all future share-based payments to employees, officers and directors, including grants of employee stock options, be recognized as compensation expense in the Company’s financial statements at the grant date.

As of April 1, 2006, options to purchase 3,278,750 shares of common stock were outstanding under the 1999 Stock Option Plan and 1,513,100 shares of common stock were available for future awards under the 1999 Stock Option Plan.

Employee Stock Purchase Plan.    In March 1999 the Board approved and in May 1999 the Company’s shareholders ratified, the adoption of the Company’s Employee Stock Purchase Plan for employees of the Company and its subsidiaries (the “1999 Stock Purchase Plan”). The 1999 Stock Purchase Plan was established pursuant to the provisions of Section 423 of the Code to provide a method whereby all eligible employees of the Company may acquire a proprietary interest in the Company through the purchase of common stock. Under the 1999 Stock Purchase Plan, payroll deductions are used to purchase the Company’s common stock. An aggregate of 700,000 shares of common stock of the Company were reserved for issuance under the 1999 Stock Purchase Plan. Through December 31, 2005, a total of 517,857 shares of common stock had been purchased under such plan, leaving 182,143 shares of common stock available for issuance under such plan in the future.

Equity Compensation Plan Information

The following table sets forth certain information about the Company’s equity compensation plans as of December 31, 2005.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
Stock Option Plans	4,144,306	$2.96	1,518,100
Employee Stock Purchase	N/A	N/A	182,143
Equity compensation plans not approved by security holders	0	N/A	0
Total	4,144,306	$2.96	1,518,100

Stock Options

The Company granted options to its Named Executive Officers in 2005 as set forth in the following table. The Company has no stock appreciation rights (“SARs”) outstanding.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Name	Individual Grants					Potential Realizable Value At Assumed Annual rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options/SARs Granted (#)		Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
						5% ($)	10% ($)
Dan R. Lee	100,000	(2)	16.4%	$3.63	05/18/2015	$228,289	$578,529
Mark J. Alvarez	35,000		5.7%	$3.67	08/10/2015	$80,782	$204,716

(1)	These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions.
(2)	As discussed in the Compensation Committee’s report on executive compensation appearing below in this Proxy Statement, these stock options were awarded as part of a multi-component compensation plan and are fully exercisable at the date of award.

The following table sets forth the value of options exercised during 2005 and of unexercised options held by the Company’s Named Executive Officers at December 31, 2005.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At FY-End (#) Excercisable/ Unexcercisable	Value of Unexercised In-The-Money Options/SARs At FY-End ($) Exercisable/ Unexercisable
Dan R. Lee	41,250	$11,138	885,081/0	$898,641/$0
Roger G. Wilson	—	$—	476,250/0	$488,016/$0
Mark J. Alvarez	—	$—	35,000/0	$0/$0

Director Compensation

Directors who are not also employees of the Company (“Nonemployee Directors”) receive a retainer of $25,000 per year payable in a lump sum following each annual meeting of shareholders. No meeting fees are payable to the Nonemployee Directors except as follows:

•	For each special meeting of the Board of Directors or of the Board’s standing Audit, Compensation or Nominating Committee which a Nonemployee Director attends in person other than the regular quarterly meetings of the Board of Directors or of its standing committees, a fee of $1,000 per meeting; and

•	For each meeting of the Board of Directors or of the Board’s standing Audit, Compensation or Nominating Committee which a Nonemployee Director attends telephonically other than as a part of the regular quarterly meetings of the Board of Directors or of its standing committees, a fee of $500 per meeting.

Nonemployee Directors are reimbursed upon request for reasonable expenses incurred in attending Board of Director or committee meetings.

At each regular annual meeting of shareholders, the Company grants to each Nonemployee Director a non-qualified stock option covering 5,000 shares of common stock (except that such stock option covers 25,000 shares of common stock for Nonemployee Directors upon their initial election as a director of the Company). In recognition of added responsibilities for chairing the Board’s Audit, Compensation and Nominating Committees, the Company grants each such chair a non-qualified stock option covering 10,000 shares of common stock at each regular annual meeting of shareholders. Each of these stock options has an exercise price equal to the fair market value of the Company’s common stock on the date of grant. These option grants may be exercised only by the optionee until the earlier of five years after the date of grant or one year after ceasing to be a director of the Company.

Nonemployee Directors may elect to enroll themselves and their eligible dependents in the Company’s group health insurance plan provided that the enrolled director pays the premium cost incurred by the Company to maintain such insurance benefits. Mr. McGrevin is the only Nonemployee Director who has elected to enroll in such benefit.

The Company’s Articles of Incorporation adopt the provisions of the Georgia Business Corporation Code (the “Corporation Code”) providing that no member of the Company’s Board of Directors shall be personally liable to the Company or its shareholders for monetary damages for any breach of his duty of care or any other duty he may have as a director, except liability for any appropriation, in violation of the director’s duties, of any business opportunity of the Company, for any acts or omissions that involve intentional misconduct or a knowing violation of law, for liability under the Corporation Code for unlawful distributions to shareholders, and for any transaction from which the director receives an improper personal benefit.

The Company’s Bylaws provide that each officer and director shall be indemnified for all losses and expenses (including attorneys’ fees and costs of investigation) arising from any action or other legal proceeding, whether civil, criminal, administrative or investigative, including any action by and in the right of the Company, because he is or was a director, officer, employee or agent of the Company or, at the Company’s request, of any other organization. In the case of action by or in the right of the Company, such indemnification is subject to the same exceptions, described in the preceding paragraph, that apply to the limitation of a director’s monetary liability to the Company. The Bylaws also provide for the advancement of expenses with respect to any such action. The Bylaws permit the Company to enter into agreements providing to each officer or director indemnification rights substantially similar to those set forth in the Bylaws, and such agreements have been entered into between the Company and each of the members of its Board of Directors and certain of its executive officers.

Report of the Compensation Committee on Executive Compensation

The following Report of the Compensation Committee and the performance graph in the next section shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

Two outside directors and no inside directors comprise the Compensation Committee of the Board of Directors. Neither of the outside directors serves on the board of any other committee member’s company or organization and none of the executive officers of the Company serve on the board of any committee member’s organization. The Committee has access to outside consultants and counsel at the discretion of the Committee.

The Committee oversees all aspects of executive compensation. The Company’s compensation of executives is primarily comprised of three elements: base pay or salary, annual performance bonus, and long-term incentive compensation. The Committee seeks to provide a competitive compensation package that enables the Company to attract and retain key executives, to integrate pay programs with the business objectives of the Company, and to link individual executive compensation with the Company’s performance. The Compensation Committee’s responsibilities include: (i) participating in the determination of goals for the Company’s executive officers; (ii) participating in the selection and design of compensation packages and programs relating to such goals; (iii) monitoring the effectiveness of the compensation packages and programs; and (iv) monitoring compensation-related developments generally and considering their application to the Company’s executive officers.

Base Pay.    In general, the Committee attempts to fix base salaries at levels deemed appropriate by the Committee in order that compensation packages may also emphasize result-oriented factors reflected in a performance based bonus potential and the value of stock options and stock ownership. The Committee reviews salaries and pay ranges for its executives, and salaries may be increased based on the Committee’s assessment of an individual’s level of responsibility and performance and contributions to the Company’s goals. Salary adjustments are generally based on historical performance and other factors deemed relevant to the Committee. During 2005, the Company did not increase the salary of any of its executive officers.

Annual Performance Bonus.    The Company maintains an Annual Executive Performance Bonus Plan which provides for annual bonuses to the Company’s executive personnel in an amount of between 50 percent and 75 percent of their base salary depending upon the Company achieving certain financial performance targets. As a condition to the payment of any bonus, the Company must achieve targeted earnings per share and certain threshold levels of performance relative to the other financial targets under the annual bonus plan. The performance measures used by the Committee in awarding these bonuses related to specific financial targets associated with management of net working capital, earnings before interest and taxes, and return on net working capital. The Company did not pay any annual performance bonuses to the Company’s executive officers for 2005 because the Company did not achieve targeted earnings per share in accordance with the terms of the Company’s 2005 bonus plan.

Long-Term Incentive Compensation.    Prior to 2005, the Company’s primary method of awarding long-term compensation was through the Company’s stock option plans, approved by shareholders. All officers are eligible to receive grants under the stock option plans. Grants under the plans generally extend for ten years, are priced at not less than fair market value on the date of grant, and are generally intended to provide incentive for future performance rather than reward past performance. In awarding stock options or other stock awards, the Compensation Committee generally considers (i) the contribution to the performance of the Company of eligible employees, (ii) stock options held by and previously awarded to eligible employees, (iii) stock ownership of eligible employees, and (iv) compensation expense to the Company, in addition to other factors the Compensation Committee may from time to time deem relevant.

During 2002, the Compensation Committee approved and adopted a multi-component compensation plan for each of the Company’s executive officers. The components of the plan included a three year employment agreement described elsewhere in this Proxy Statement, a policy to increase the executive’s beneficial ownership of the Company through periodic awards of vested stock options under the Company’s Stock Option Plan approved by shareholders, the adoption of a Sale of Business Bonus Program described elsewhere in this Proxy Statement designed to increase shareholder value upon and in the event of a change in control of the Company, and the adoption of a Long-Term Growth Incentive Award Bonus Program designed to increase revenues of the Company while maintaining and increasing the profitability of the Company. Consistent with the terms of this compensation program, the Compensation Committee granted to Mr. Lee during 2005 a fully vested stock option for the purchase up to 100,000 shares at an exercise price per share of $3.63. During 2004, the Compensation Committee terminated the Company’s Long-Term Growth Incentive Award Bonus Program with the intention of adopting a revised version of that plan at a later date. The Compensation Committee adopted a revised Long-Term Performance Bonus Plan in 2005. The Long-Term Performance Bonus Plan is described elsewhere in this Proxy Statement.

One of the factors in the Compensation Committee’s consideration of compensation matters is the anticipated tax treatment to the Company and to its executive officers of various components of compensation. However, amendments to and interpretations of the tax laws and other factors beyond the control of the Compensation Committee affect the tax treatment of compensation. For these reasons, the Compensation Committee will not necessarily and in all circumstances limit executive compensation to that deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee will consider various alternatives to preserving the deductibility of other components of compensation to the extent reasonably practicable and to the extent consistent with other compensation objectives of the Company.

The Compensation Committee intends to continually evaluate the Company’s compensation policies and procedures with respect to executive officers. Although the Compensation Committee believes that current compensation policies align the financial interests of executive officers with those of the Company’s shareholders and with Company performance, it will continue to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

COMPENSATION COMMITTEE

Rosdon Hendrix

Kenneth F. Davis

Stock Price Performance Graph

The graph below compares cumulative total returns (changes in stock price plus reinvested dividends) on a hypothetical investment of $100 in the Common Stock of the Company, the S&P 500 Index and the S&P Health Care Index, for the period commencing December 31, 2000 and ending December 31, 2005.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
Microtek Medical Holdings Inc	100.00	255.00	238.00	500.00	406.00	348.00
S & P 500 Index	100.00	88.12	68.64	88.33	97.94	102.75
S & P Health Care Index	100.00	88.05	71.48	82.24	83.62	89.02

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Independent Public Accountants

The Audit Committee selected KPMG LLP to audit the financial statements of the Company for the fiscal year ended December 31, 2005. The Audit Committee has not yet appointed the Company’s auditors for 2006. It is expected that a representative of KPMG LLP will be present at the Meeting to respond to any appropriate questions and to make a statement on behalf of his or her firm, if such representative so desires.

Audit Fees

Aggregate fees for professional services rendered by the Company’s principal accountant for the audit of the Company’s 2005 and 2004 annual financial statements and review of financial statements included in Forms 10-Q or services that are normally provided in connection with statutory engagements for its financial statements for those years were approximately $585,000 and $548,000, respectively.

Audit-Related Fees

The aggregate fees billed in 2004 for services by the Company’s principal accountant that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included under “Audit Fees” above were approximately $25,500 and related to due diligence and other advisory services associated with the Company’s acquisition of selected fixed assets and inventories related to certain businesses of International Medical Products, B.V. and affiliates in May 2004 and to fees associated with the Company’s entering into a license agreement with Eastern Technologies, Inc. in September 2004. There were no audit-related fees billed in 2005 which have not been included in “Audit Fees” above.

Tax Fees

The aggregate fees billed in 2005 and 2004 for professional services rendered by the Company’s principal accountant for tax compliance, tax advice and tax planning services were approximately $20,500 and $7,200, respectively. These fees related primarily to tax compliance services provided to the Company’s United Kingdom and Netherlands subsidiaries.

All Other Fees

There were no fees paid in 2005 or 2004 for services provided by the Company’s principal accountant, other than those described under the preceding three paragraphs.

Policy on Pre-Approval of Independent Auditor Services

The Audit Committee has adopted a written policy providing guidelines and procedures for the pre-approval of all audit and permissible non-audit services provided by the Company’s independent auditors. This policy contemplates that the independent auditors will provide to the Audit Committee a proposed engagement letter and an audit service fee proposal during the first quarter of each of the Company’s fiscal years with a target of approving an engagement letter and appointing an independent auditor for the audit of the Company’s financial statements as of and for the year ended during such fiscal year prior to the review by the Company’s independent auditor of the Company’s financial statements for the Company’s first quarter. For non-audit services, Company’s management is expected to submit to the Committee for approval a list of non-audit services that it recommends that the Committee engage the independent auditor to provide for the fiscal year, together with a budget estimating non-audit service spending for the fiscal year. The Committee must approve both the engagement of the auditor to provide the non-audit services and the budget for such services prior to commencing the engagement. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Audit Committee approved all of the audit, audit related and tax services of the Company’s principal accountant described in the preceding paragraph.

SHAREHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

OF SHAREHOLDERS

Shareholder proposals to be presented at the 2007 Annual Meeting of Shareholders of the Company must be received at the Company’s executive offices at 13000 Deerfield Parkway, Suite 300, Alpharetta, Georgia 30004, addressed to the attention of the Secretary, by December 20, 2006, in order to be included in the proxy statement and form of proxy relating to such meeting. Appropriate proposals of shareholders intended to be presented at the Company’s 2007 annual meeting without inclusion in the Company’s proxy statement must be received by the Company, at the above address and attention, by January 18, 2007 in order to be considered timely and must comply with Section 2.13 of the Company’s Amended and Restated Bylaws. If the date of the next annual meeting is advanced or delayed by more than 30 calendar days from the date of the annual meeting to which this Proxy Statement relates, the Company shall, in a timely manner, inform its shareholders of the change, and the date by which proposals of shareholders must be received.

ANNUAL REPORT

The Company’s 2005 Annual Report is concurrently being mailed to shareholders. The Annual Report contains consolidated financial statements of the Company and the report thereon of KPMG LLP, independent public accountants.

By Order of the Board of Directors

Roger G. Wilson,

Secretary

April 18, 2006

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Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF MICROTEK MEDICAL HOLDINGS, INC. TO BE HELD MAY 18, 2006

The undersigned hereby appoints Dan R. Lee and Roger G. Wilson, and each of them, with full power of substitution, proxies to represent and vote, as indicated below, all of the shares of Common Stock of Microtek Medical Holdings, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held May 18, 2006, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment.

Dated: , 2006

Signature

Signature
Please sign exactly as your name or names appear hereon. Where more than one owner is shown, each should sign. Persons signing in a fiduciary or representative capacity shall give full title. If this proxy is submitted by a corporation, please sign in full corporate name by authorized person.

Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

MICROTEK MEDICAL HOLDINGS, INC.	PROXY

Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED “FOR” THE PROPOSAL SET FORTH BELOW.

The Board of Directors recommends a vote FOR proposal 1.

1.	ELECTION OF DIRECTORS

(1) Kenneth F. Davis	(2) Michael E. Glasscock, III	(3) Rosdon Hendrix	(4) Dan R. Lee
(5) Gene R. McGrevin	(6) Marc R. Sarni	(7) Ronald L. Smorada

☐ FOR all nominees listed above	☐ WITHHOLD AUTHORITY
(except as marked to the contrary below)	to vote for all nominees listed above

(INSTRUCTIONS: To withhold authority to vote for any of the above listed nominees, please strike through that individual’s name.

(Continued on the other side)